EXHIBIT 99.1

First Capital, Inc. Reports Quarterly Earnings

CORYDON, Ind., July 23, 2020 (GLOBE NEWSWIRE) -- First Capital, Inc. (the “Company”) (NASDAQ:  FCAP), the holding company for First Harrison Bank (the “Bank”), today reported net income of $2.4 million or $0.73 per diluted share for the quarter ended June 30, 2020, compared to $2.9 million or $0.86 per diluted share for the quarter ended June 30, 2019.  The decrease was primarily due to a decrease in net interest income after provision for loan losses partially offset by an increase in noninterest income and a decrease in noninterest expense.

Net interest income after provision for loan losses decreased $1.3 million for the quarter ended June 30, 2020 as compared to the same period in 2019.  Interest income decreased $845,000 when comparing the periods due to a decrease in the average tax-equivalent yield on interest-earning assets from 4.35% for the second quarter of 2019 to 3.61% for the second quarter of 2020 partially offset by an increase in the average balance of interest-earning assets from $767.0 million for the second quarter of 2019 to $834.1 million for the second quarter of 2020.  The decrease in the tax-equivalent yield was due to the Federal Open Market Committee (FOMC) lowering interest rates due to the COVID-19 pandemic and the Bank originating $45.1 million in loans through the Small Business Administration’s Paycheck Protection Program (“PPP”) which carry a fixed rate of 1.00%.  Interest expense decreased $87,000 when comparing the periods due to a decrease in the average cost of interest-bearing liabilities from 0.34% for the second quarter of 2019 to 0.27% for the second quarter of 2020.  This was partially offset by an increase in the average balance of interest-bearing liabilities from $573.3 million for the second quarter of 2019 to $607.9 million for the second quarter of 2020.  As a result of the changes in interest-earning assets and interest-bearing liabilities, the tax-equivalent interest rate spread decreased from 4.01% for the quarter ended June 30, 2019 to 3.34% for the same period in 2020.

Based on management’s analysis of the allowance for loan losses, the provision for loan losses increased from $300,000 for the quarter ended June 30, 2019 to $825,000 for the same period in 2020.  The increase in provision for loan losses primarily reflects changes to qualitative factors within the Bank’s allowance for loan losses calculation related to uncertainties surrounding COVID-19.   The Bank recognized net charge-offs of $68,000 for the quarter ended June 30, 2020 compared to $30,000 for the same period in 2019.

Noninterest income increased $552,000 for the quarter ended June 30, 2020 as compared to the same period in 2019.  The second quarter of 2020 included a $223,000 unrealized gain on equity securities compared to a $14,000 unrealized loss on equity securities during the same period in 2019.  Gains on the sale of loans and ATM and debit card fees also increased $432,000 and $147,000, respectively, when comparing the two periods.  This was partially offset by a $194,000 decrease in service charges on deposit accounts.

Noninterest expense decreased $146,000 for the quarter ended June 30, 2020 as compared to the same period in 2019.  Data processing expense, advertising expense and net loss on foreclosed real estate decreased $114,000, $110,000 and $86,000, respectively, when comparing the two periods partially offset by a $164,000 increase in compensation and benefits expense.

Income tax expense decreased $163,000 for the second quarter of 2020 as compared to the second quarter of 2019 primarily due to an increase in nontaxable income and a decrease in taxable income for the quarter ended June 30, 2020.   As a result, the effective tax rate for the quarter ended June 30, 2020 was 14.2% compared to 16.6% for the same period in 2019.

For the six months ended June 30, 2020, the Company reported net income of $4.5 million or $1.35 per diluted share compared to net income of $5.0 million or $1.50 per diluted share for the same period in 2019.

Net interest income after provision for loan losses decreased $1.2 million for the six months ended June 30, 2020 compared to the same period in 2019.  Interest income decreased $829,000 when comparing the two periods, due to a decrease in the average tax-equivalent yield on interest-earning assets from 4.27% for the six months ended June 30, 2019 to 3.82% for the same period in 2020 partially offset by an increase in the average balance of interest-earning assets from $754.0 million for the six months ended June 30, 2019 to $797.9 million for the same period in 2020.  Interest expense decreased $75,000 as the average cost of interest-bearing liabilities decreased from 0.33% for the six months ended June 30, 2019 to 0.30% for the same period in 2020, while the average balance of interest-bearing liabilities increased from $566.0 million for the six months ended June 30, 2019 to $589.6 million for the same period in 2020. As a result of the changes in interest-earning assets and interest-bearing liabilities, the tax-equivalent interest rate spread decreased from 3.94% for the six months ended June 30, 2019 to 3.52% for the six months ended June 30, 2020.

Based on management’s analysis of the allowance for loan losses, the provision for loan losses increased from $750,000 for the six months ended June 30, 2019 to $1.2 million for the six months ended June 30, 2020 primarily due to changes to qualitative factors within the Bank’s allowance for loan losses calculation related to uncertainties surrounding COVID-19.  The Bank recognized net charge-offs of $173,000 for the six months ended June 30, 2020 compared to $206,000 for the same period in 2019.

Noninterest income increased $503,000 for the six months ended June 30, 2020 as compared to the six months ended June 30, 2019.  The increase was primarily due to increases in gains on loans sold and ATM and debit card fees of $633,000 and $265,000, respectively, partially offset by a $149,000 decrease in service charges on deposit accounts when comparing the two periods.  In addition, the six months ended June 30, 2020 included a $171,000 unrealized loss on equity securities compared to a $117,000 unrealized gain on equity securities during the same period in 2019.

Noninterest expenses increased $14,000 for the six months ended June 30, 2020 as compared to the same period in 2019.   Compensation and benefit expense increased $624,000 when comparing the two periods.  This was partially offset by decreases in net loss on foreclosed real estate, data processing expense and other expenses of $280,000, $156,000 and $134,000, respectively.

Income tax expense decreased $216,000 for the six months ended June 30, 2020 as compared to the same period in 2019 primarily due to an increase in nontaxable income and a decrease in taxable income.  This resulted in an effective tax rate of 14.9% for the six months ended June 30, 2020, compared to 16.8% for the same period in 2019.

Total assets increased $92.1 million to $919.6 million at June 30, 2020 from $827.5 million at December 31, 2019.  Cash and cash equivalents and net loans receivable increased $55.1 million and $32.3 million, respectively, from December 31, 2019 to June 30, 2020.  The loan growth was primarily due to the previously mentioned $45.1 million in PPP loans originated.  Deposits increased $85.5 million from December 31, 2019 to $807.6 million at June 30, 2020.   Noninterest-bearing, interest-bearing demand deposits and savings accounts increased $44.6 million, $22.4 million and $22.7 million, respectively, from December 31, 2019.  Nonperforming assets (consisting of nonaccrual loans, accruing loans 90 days or more past due, troubled debt restructurings on accrual status, and foreclosed real estate) increased from $3.1 million at December 31, 2019 to $4.0 million at June 30, 2020.  The Bank has assisted customers experiencing a COVID-19 related hardship by approving payment extensions and waiving or refunding certain banking fees.  As of June 30, 2020, the Bank had approved such extensions on loans totaling $68.1 million, primarily related to commercial real estate lending relationships.  Of that total, $33.2 million had resumed normal payments.

At June 30, 2020, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines.

The Bank currently has eighteen offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Palmyra, New Albany, New Salisbury, Jeffersonville, Salem, Lanesville and Charlestown and the Kentucky communities of Shepherdsville, Mt. Washington and Lebanon Junction.

Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available through the Bank’s website at www.firstharrison.com.  The Bank offers non-FDIC insured investments to complement its offering of traditional banking products and services through its business arrangement with LPL Financial LLC (“LPL”), member SIPC.  For more information and financial data about the Company, please visit Investor Relations at the Bank’s aforementioned website. The Bank can also be followed on Facebook.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” “could” and “should,” and other words of similar meaning. Forward-looking statements are not historical facts nor guarantees of future performance; rather, they are statements based on the Company’s current beliefs, assumptions, and expectations regarding its business strategies and their intended results and its future performance.

Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by these forward-looking statements.  Factors that may cause or contribute to these differences include, without limitation, the severity, magnitude and duration of the COVID-19 pandemic, including impacts of the pandemic and of businesses’ and governments’ responses to the pandemic on our operations and personnel, and on commercial activity and demand across our and our customers’ businesses, market, economic, operational, liquidity, credit and interest rate risks associated with the Company’s business (including developments and volatility arising from the COVID-19 pandemic), general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; competition; the ability of the Company to execute its business plan; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this press release, the Company’s reports, or made elsewhere from time to time by the Company or on its behalf.  These forward-looking statements are made only as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements after the date of this press release.

Contact:
Chris Frederick
Chief Financial Officer
812-734-3464

FIRST CAPITAL, INC. AND SUBSIDIARY
Consolidated Financial Highlights (Unaudited)

	Six Months Ended		Three Months Ended
	June 30,		June 30,
OPERATING DATA	2020	2019	2020	2019
(Dollars in thousands, except per share data)

Total interest income	$15,048	$15,877	$7,374	$8,219
Total interest expense	872	947	404	491
Net interest income	14,176	14,930	6,970	7,728
Provision for loan losses	1,176	750	825	300
Net interest income after provision for loan losses	13,000	14,180	6,145	7,428

Total non-interest income	3,776	3,273	2,320	1,768
Total non-interest expense	11,443	11,429	5,618	5,764
Income before income taxes	5,333	6,024	2,847	3,432
Income tax expense	794	1,010	405	568
Net income	4,539	5,014	2,442	2,864
Less net income attributable to the noncontrolling interest	7	7	4	4
Net income attributable to First Capital, Inc.	$4,532	$5,007	$2,438	$2,860

Net income per share attributable to
First Capital, Inc. common shareholders:
Basic	$1.36	$1.50	$0.73	$0.86

Diluted	$1.35	$1.50	$0.73	$0.86

Weighted average common shares outstanding:
Basic	3,336,516	3,329,840	3,336,573	3,329,837

Diluted	3,349,079	3,340,950	3,347,871	3,341,813

OTHER FINANCIAL DATA

Cash dividends per share	$0.48	$0.47	$0.24	$0.24
Return on average assets (annualized) (1)	1.05%	1.24%	1.08%	1.39%
Return on average equity (annualized) (1)	8.89%	11.30%	9.42%	12.67%
Net interest margin (tax-equivalent basis)	3.60%	4.02%	3.41%	4.09%
Interest rate spread (tax-equivalent basis)	3.52%	3.94%	3.34%	4.01%
Net overhead expense as a percentage
of average assets (annualized) (1)	2.66%	2.83%	2.50%	2.81%

	June 30,	December 31,
BALANCE SHEET INFORMATION	2020	2019

Cash and cash equivalents	$106,421	$51,360
Interest-bearing time deposits	6,534	6,490
Investment securities	257,099	254,562
Gross loans	504,856	471,555
Allowance for loan losses	6,064	5,061
Earning assets	860,033	766,148
Total assets	919,618	827,496
Deposits	807,636	722,177
Stockholders' equity, net of noncontrolling interest	105,873	98,836
Non-performing assets:
Nonaccrual loans	2,336	1,765
Accruing loans past due 90 days	16	13
Foreclosed real estate	58	170
Troubled debt restructurings on accrual status	1,561	1,166
Regulatory capital ratios (Bank only):
Community Bank Leverage Ratio (2)	9.66%	10.01%

(1) See reconciliation of GAAP and non-GAAP financial measures for additional information relating to the calculation of this item.
(2) Effective March 31, 2020, the Bank opted in to the Community Bank Leverage Ratio (CBLR) framework. As such, the other regulatory ratios are no longer provided.

RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES (UNAUDITED):

This presentation contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses these “non-GAAP” measures in its analysis of the Company's performance. Management believes that these non-GAAP financial measures allow for better comparability with prior periods, as well as with peers in the industry who provide a similar presentation, and provide a further understanding of the Company's ongoing operations. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. The following table summarizes the non-GAAP financial measures derived from amounts reported in the Company's consolidated financial statements and reconciles those non-GAAP financial measures with the comparable GAAP financial measures.

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

Return on average assets before annualization	0.53%	0.62%	0.27%	0.35%
Annualization factor	2.00	2.00	4.00	4.00
Annualized return on average assets	1.05%	1.24%	1.08%	1.39%

Return on average assets before annualization	4.45%	5.65%	2.36%	3.17%
Annualization factor	2.00	2.00	4.00	4.00
Annualized return on average equity	8.89%	11.30%	9.42%	12.67%

Net overhead expense as a % of average assets before annualization	1.33%	1.42%	0.63%	0.70%
Annualization factor	2.00	2.00	4.00	4.00
Annualized net overhead expense as a % of average assets	2.66%	2.83%	2.50%	2.81%